                                                                    EXHIBIT 2.1


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                      AGREEMENT AND PLAN OF REORGANIZATION

                                      among


                             IMMERSION CORPORATION,
                            a California corporation
                                 ("Immersion"),


                       IMMERSION ACQUISITION CORPORATION,
                     a Delaware corporation and wholly-owned
                            subsidiary of Immersion,
                                     ("Sub")

                          CYBERNET SYSTEMS CORPORATION,
                             a Delaware corporation
                                  ("Cybernet"),
                                       and


                      CYBERNET HAPTIC SYSTEMS CORPORATION,
                           a Michigan corporation and
                       wholly-owned subsidiary of Cybernet
                                ("Cybernet Sub")


                               Dated March 4, 1999

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                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of March 4, 1999, by and among Immersion Corporation, a California corporation ("Immersion"), Immersion Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Immersion ("Sub"), Cybernet Systems Corporation, a Delaware corporation ("Cybernet"), and Cybernet Haptic Systems Corporation, a Michigan corporation and a wholly-owned subsidiary of Cybernet ("Cybernet Sub") (the "Agreement").

                                    RECITALS

      A. The Boards of Directors of Immersion, Sub, Cybernet and Cybernet Sub deem it advisable and in the best interests of each corporation and their respective shareholders that Immersion and Cybernet Sub combine in order to advance the long-term business interests of Immersion, Cybernet Sub and Cybernet;

      B. The combination of Immersion and Cybernet Sub shall be effected by the terms of this Agreement through a transaction (the "Merger") in which Sub will merge with and into Cybernet Sub, with Cybernet Sub becoming a wholly-owned subsidiary of Immersion and with Cybernet, the sole stockholder of Cybernet Sub, becoming a shareholder of Immersion; and

      C. The parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

      Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, certificate of merger (the "Merger Certificates") containing the substantive provisions of this Article I and Article II and in such form as is required by the relevant provisions of the Michigan Business Corporation Act (the "Michigan Law") and of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by Sub and by Cybernet Sub as the Surviving Corporation (as defined in Section Section 1.3) and thereafter delivered to the Department of Consumer & Industry Services of the State of Michigan and the Secretary of State of the State of Delaware for filing as soon as practicable on or after the Closing Date (as defined in Section Section 1.2). The Merger shall become effective upon the filing of the Merger Certificate with the Secretary of State of the State of Delaware and upon acceptance of the

Merger Certificate by the Department of Consumer & Industry Services of Michigan in accordance with the Michigan Law and DGCL or at such time thereafter as is provided in such Merger Certificates (the "Effective Time").

      Section 1.2 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Immersion Corporation, 2158 Paragon Drive, San Jose, CA 95131, upon the satisfaction or waiver of all conditions set forth in Article VI or at such other time and location as Immersion, Cybernet and Cybernet Sub may agree (the "Closing Date").

      Section 1.3 Effects of the Merger. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Cybernet Sub (the "Surviving Corporation"), (ii) the Certificate of Incorporation of Cybernet Sub as in effect immediately prior to the Effective time and as set forth in Exhibit A herein shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the Bylaws of Cybernet Sub as in effect immediately prior to the Effective Time and as set forth in Exhibit B herein shall be the Bylaws of the Surviving Corporation. (Sub and Cybernet Sub are sometimes referred to herein as the "Constituent Corporations.")

      Section 1.4 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

      Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Immersion, Sub, Cybernet or Cybernet Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

                  (b) Exchange Ratio for Cybernet Sub Capital Stock. Subject to the provisions of Section Section 2.2, (i) each issued and outstanding share of Common Stock of Cybernet Sub shall be converted into the right to receive 160 fully paid and nonassessable shares of Common Stock of Immersion (the "Merger Stock"), which amounts shall be subject to adjustment to reflect any stock split or stock dividend effected between the date of this Agreement and the Effective Time. All such shares of Common Stock of Cybernet Sub (the "Cybernet Sub Stock"), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Merger Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with this Article II.

                  (c) Certificate Legends. The shares of Merger Stock to be issued pursuant to this Article II shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of Merger Stock to be issued pursuant to this Article II shall bear the following legend:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

      Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Cybernet Sub for Merger Stock pursuant to the Merger are as follows:

                  (a) Exchange Agent. As of the Effective Time, Immersion shall deposit with Gary Cary Ware & Freidenrich LLP (the "Exchange Agent"), Merger Stock for the benefit of the holders of Cybernet Sub Stock for exchange in accordance with this Section Section 2.2.

                  (b) Exchange Procedures. At the Closing, the Exchange Agent shall deliver to Cybernet, which immediately prior to the Effective Time held all certificates of the outstanding shares of Cybernet Sub Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Immersion and Cybernet Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Merger Stock. Upon surrender of the Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, Cybernet shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Merger Stock which Cybernet has the right to receive pursuant to the provisions of Section Section 2.1, and the Certificates so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Merger Stock. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of Merger Stock that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit or lost note affidavit, including an agreement to indemnify Immersion, signed exactly as the name or names of the registered holder or holders appeared on the books of Cybernet Sub immediately prior to the Effective Time, together with such other documents as Immersion or the Exchange Agent may reasonably require in connection therewith.

                  (c) Fractional Shares. No Certificates representing fractional shares of Merger Stock shall be issued to Cybernet upon the surrender for exchange of Certificates, and Cybernet shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Cybernet Sub with respect to any fractional shares that would otherwise be issued to Cybernet.

                  (d) No Further Ownership Rights in Cybernet Sub Stock. All shares of Merger Stock issued upon the surrender for exchange of shares of Cybernet Sub Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Cybernet Sub Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Cybernet Sub Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section Section 2.2.

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF CYBERNET AND CYBERNET SUB

      Cybernet and Cybernet Sub represent and warrant to Immersion that the statements contained in this Article III are true and correct, except as disclosed in the disclosure schedule delivered by Cybernet and Cybernet Sub to Immersion on or before the date of this Agreement and attached hereto as Exhibit C (the "Cybernet Disclosure Schedule"). For purposes of this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of such entity and its subsidiaries, taken as a whole.

      Section 3.1 Organization, Standing and Power. Each of Cybernet and Cybernet Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Cybernet Sub. Cybernet Sub has delivered true and correct copies of the Certificate of Incorporation and Bylaws of Cybernet Sub, each as amended to date, to Immersion. Cybernet Sub is not in violation of any of the provisions of its Certificate of Incorporation, Bylaws or other charter documents.

      Section 3.2 Cybernet Sub Capital Structure.

                  (a) The authorized capital stock of Cybernet Sub consists of 60,000 shares of Cybernet Sub Common Stock. As of the date hereof, 10,000 shares of Cybernet Sub Common Stock are issued and outstanding, and held of record by those persons set forth in Schedule Section 3.2((a)) of the Cybernet Disclosure Schedule. All such outstanding shares of Cybernet Sub Common Stock have been duly authorized, validly issued, fully paid and are nonassessable, have been issued in compliance with all applicable federal and state securities laws, and are subject to no preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Cybernet Sub or any agreement to which Cybernet Sub is a party or by which it is bound.

                  (b) Except as set forth in this Section Section 3.2 or
Schedule 3.2(b) of the Cybernet Disclosure Schedule, there are (i) no equity securities of any class of Cybernet Sub, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which Cybernet Sub is a party or by which it is bound obligating Cybernet Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Cybernet Sub or obligating Cybernet Sub to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Cybernet Sub' capital stock
(i) between or among Cybernet Sub and any of its stockholders or (ii) to the knowledge of Cybernet Sub, between or among any of Cybernet Sub' stockholders.

      Section 3.3 Authority; No Conflict; Required Filings and Consents.

                  (a) Cybernet and Cybernet Sub have all requisite corporate power and authority to enter into this Agreement and all other documents required to be executed and delivered by Cybernet Sub hereunder, including the Merger Certificate (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Cybernet and Cybernet Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Cybernet and Cybernet Sub, subject only to the approval of the Merger by Cybernet under Michigan Law and the DGCL. This Agreement and the other Transaction Documents to which Cybernet and Cybernet Sub are or will be parties have been or will be duly executed and delivered by Cybernet and Cybernet Sub, as applicable, and constitute or will constitute the valid and binding obligations of Cybernet and Cybernet Sub, as applicable, enforceable against Cybernet and Cybernet Sub in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

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                  (b) The execution and delivery by Cybernet and Cybernet Sub of this Agreement and the other Transaction Documents to which they are or will be parties does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the Certificate of Incorporation or Bylaws of Cybernet Sub or the Articles of Incorporation or Bylaws of Cybernet, (ii) to the knowledge of Cybernet and Cybernet Sub, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Cybernet Sub or Cybernet is a party or by which Cybernet Sub or Cybernet or any of its properties or assets may be bound, (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cybernet Sub or Cybernet or any of its properties or assets or (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Intellectual Property or the Related Materials (as defined in Section 3.6).

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by, or with respect to, Cybernet Sub or Cybernet in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Certificates with the Department of Consumer & Industry Services of the State of Michigan in accordance with Michigan Law and the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Cybernet Sub and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

      Section 3.4 No Liabilities. Cybernet Sub has no debt, liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due.

      Section 3.5 Tangible Assets and Real Property.

                  (a) Cybernet Sub owns or leases all tangible assets and properties set forth in Schedule 3.5(a) (the "Cybernet Sub Assets"). The Cybernet Sub Assets are in good operating condition and repair, subject to reasonable wear and tear.

                  (b) Cybernet Sub has good and marketable title to all Cybernet Sub Assets that it owns, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable.

                  (c) Assuming the due execution and delivery thereof by the other parties thereto, all leases of Cybernet Sub Assets to which Cybernet Sub is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

      Section 3.6 Intellectual Property.

                  (a) Exhibit D ("Intellectual Property and Related Materials") correctly sets forth all intellectual property rights of Cybernet Sub consisting of certain force feedback intellectual property (including but not limited to patents (the "Patents"), copyrights, trade secrets, trademarks and certain software, documentation, prototypes and materials related to the Patents) (the "Intellectual Property and Related Materials"). Except as set forth on Schedule 3.6(a) of the Cybernet Disclosure Schedule (which Cybernet Disclosure Schedule identifies acknowledgment of Government licenses and march-in rights), Cybernet Sub is the sole and exclusive owner of all Intellectual Property and Related Materials and Cybernet Sub has good and marketable title to, and possession of the Intellectual Property and Related Materials in each case free and clear of all licenses, security interests, mortgages, liens, pledges, charges, judgments, claims, encumbrances, or rights, title and interest in others. Cybernet Sub's rights in all Intellectual Property and Related Materials are freely transferable. Cybernet Sub does not have any disputes with or, claims against any third party for infringement by such third party of any of the Intellectual Property and Related Materials. Cybernet and Cybernet Sub represent and warrant that the inventors named in the Patents were employees of Cybernet at the time of the conception of the invention described in each Patent.

                  (b) Cybernet and Cybernet Sub have taken all steps reasonably necessary to establish and preserve Cybernet Sub 's right, title and interest in and to the Intellectual Property and Related Materials including, but not limited to making all required disclosures of subject inventions incorporated into or embodied in the Intellectual Property and Related Materials and which were conceived and reduced to practice in the performance of U.S. Government contracts, and timely electing to retain title of such subject inventions. All Patents and Patent applications which are owned by Cybernet Sub and included in the Intellectual Property and Related Materials have been duly registered in, filed in or issued by the United States Patent and Trademark Office or the United States Copyright Office, as applicable. All Patents and trademarks included in the Intellectual Property and Related Materials have been properly maintained and renewed by Cybernet and Cybernet Sub in accordance with all applicable provisions of the law and administrative regulations in the United States.

                  (c) Cybernet and Cybernet Sub represent that all inventions embodied in patent applications prior to issuance of the related Patent and all source code included in the Related Materials has been treated as and maintained by Cybernet and Cybernet Sub as Cybernet and Cybernet Sub's confidential information. To its knowledge, neither Cybernet nor Cybernet Sub have made any confidential information regarding the Intellectual Property and Related Materials available to any person without written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof and copies of all such agreements have been provided to Immersion.

                  (d) Neither Cybernet nor Cybernet Sub has received any notice of, and does not have any knowledge of any basis for, a claim by a third party against Cybernet or Cybernet Sub that any of its operations or activities related to the Intellectual Property and Related Materials or the use of the Intellectual Property and Related Materials infringes on any patent, copyright, trademark or other property right of a third party, or that Cybernet or Cybernet Sub has obtained the trade secrets, formulae or any property rights of others through improper means or that either Cybernet and Cybernet Sub's use of the same is a misappropriation. Neither Cybernet nor Cybernet Sub has received any notice of, or has any knowledge of any basis for, a challenge by a third party to the validity or enforceability of any Patent rights included in the Intellectual Property and Related Materials, including but not limited to the Patents.

                  (e) Cybernet represents and warrants that it has transferred to Cybernet Sub all Intellectual Property and Related Materials set forth in Exhibit D hereto.

      Section 3.7 Contracts.

                  (a) Except as set forth in Schedule 3.7 to the Cybernet Disclosure Schedule, neither Cybernet nor Cybernet Sub has entered into any contract, agreement, license or commitment with any other party to sell or license the Intellectual Property or Related materials and neither Cybernet nor Cybernet Sub has previously sold, disposed of, transferred or licensed or otherwise encumbered the Intellectual Property or Related Materials.

                  (b) Cybernet Sub is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by Cybernet Sub under, or breach or violation by Cybernet Sub of, any contract, commitment or restriction to which Cybernet Sub is a party or by which Cybernet Sub or any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on Cybernet Sub. To Cybernet Sub' knowledge, no other party is in default under or in breach or violation of, nor, to Cybernet Sub' knowledge, is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which Cybernet Sub is a party or by which Cybernet Sub or any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, individually or in the aggregate, have a Material Adverse Effect on Cybernet Sub.

      Section 3.8 Compliance with Laws. Cybernet Sub has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation applicable to the ownership or operation of its business or otherwise affecting the Intellectual Property and Related Materials.

      Section 3.9 Employees and Consultants. Each inventor of each Patent has executed an employee inventions and confidentiality agreement in the form previously provided to counsel for Immersion (a "Confidentiality Agreement") and, to the knowledge of Cybernet and Cybernet Sub, each other person currently or formerly employed by Cybernet or Cybernet Sub has executed a Confidentiality Agreement. Such Confidentiality Agreements constitute valid and binding obligations of Cybernet or Cybernet Sub and such person, enforceable in accordance with their respective terms, except as enforceability may be limited by general equitable principles or the exercise of judicial discretion in accordance with such principles. To the knowledge of Cybernet and Cybernet Sub, as applicable, none of its employees is in violation of any term of any Confidentiality Agreement, employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such person with Cybernet or Cybernet Sub.

      Section 3.10 Litigation. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation pending or, to the knowledge of Cybernet or Cybernet Sub, threatened, against Cybernet or Cybernet Sub with respect to the Intellectual Property and Related Materials, or the transaction contemplated hereby, or which may adversely affect the Cybernet or Cybernet Sub's ability to perform its obligations hereunder, and there is no valid basis for any such claim. There are no orders, judgments or decrees affecting the Intellectual Property and Related Materials.

      Section 3.11 Governmental Authorization. Cybernet and Cybernet Sub have obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of Cybernet Sub (collectively, the "Cybernet Sub Authorizations"), and all of such Cybernet Sub Authorizations are in full force and effect.

      Section 3.12 Interested Party Transactions. To the knowledge of Cybernet and Cybernet Sub, no director, officer or stockholder of Cybernet or Cybernet Sub has any interest in (i) any material equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Intellectual Property or Related Materials, (ii) any entity that competes with Cybernet or Cybernet Sub, or with which Cybernet or Cybernet Sub is affiliated or has a business relationship, or (iii) any agreement, obligation or commitment, written or oral, to which Cybernet or Cybernet Sub is a party; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than five percent (5%) of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or on the Nasdaq National Market.

      Section 3.13 Real Property Holding Corporation. Cybernet Sub is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

      Section 3.14 Investment Intent.

                  (a) The Merger Stock is being acquired for investment for Cybernet's own account, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or the California Corporate Securities Law of 1968, as amended ("California Law").

                  (b) Cybernet understands that the Merger Stock has not been registered under the Securities Act by reason of the issuance of the Merger Stock in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, that the Merger Stock must be held by such Cybernet indefinitely, and that such Cybernet must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Cybernet further understands that the Merger Stock has not been qualified under the California Law by reason of their issuance in a transaction exempt from the qualification requirements of the California Law pursuant to Section 25102(f) thereof, which exemption depends upon, among other things, the bona fide nature of such Cybernet's investment intent expressed above.

                  (c) Cybernet covenants that in no event will Cybernet dispose of any of the Merger Stock (other than in conjunction with an effective registration statement for the Merger Stock under the Act or in compliance with Rule 144 promulgated under the Act) unless and until (i) there is an effective registration statement under the Securities Act of 1933, as amended, (the "Securities Act") covering such proposed distributed is made in accordance with said registration statement; or (ii) Cybernet shall have (A) notified Immersion of the proposed disposition and furnished Immersion with a detailed statement of circumstances surrounding the proposed disposition and (B) furnished Immersion with an opinion of its own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, such opinion of Cybernet counsel shall have been concurred in by counsel for Immersion, and Immersion shall have advised Cybernet of such concurrence.

                  (d) During the negotiation of the transactions contemplated herein, Cybernet and its agents or counsel have been afforded full access to the corporate books, records, documents, and other information concerning Immersion and have been afforded an opportunity to ask such questions of Immersion's officers and representatives concerning Immersion's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

                  (e) Cybernet has such knowledge and experience in financial and business matters that Cybernet is capable of evaluating the merits and risks of the acquisition of the Merger Stock pursuant to the terms of this Agreement.

      Section 3.15 Corporate Documents. Cybernet Sub has furnished to Immersion, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the Board of Directors and any committees thereof,
(ii) all permits, orders, and consents issued by any Governmental Entity with respect to Cybernet Sub and (iii) all consents, assignments and other documentation related to the Intellectual Property and Related Materials. The corporate minute books and other corporate records of Cybernet Sub are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. Cybernet Sub has delivered or made available to Immersion or its representatives true and complete copies of all documents which are referred to in this Article III or in the Cybernet Sub Disclosure Schedule.

      Section 3.16 No Misrepresentation. No representation or warranty by Cybernet or Cybernet Sub in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Cybernet Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF IMMERSION AND SUB

      Immersion and Sub represent and warrant to Cybernet and Cybernet Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Immersion to Cybernet Sub on or before the date of this Agreement and attached hereto Exhibit E (the "Immersion Disclosure Schedule").

      Section 4.1 Organization. Each of Immersion and Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, have all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Immersion.

      Section 4.2 Capitalization.

                  (a) The authorized common stock of Immersion ("Common Stock") as of the Effective Time and immediately prior to the Closing will consist of 100,000,000 shares of Common Stock, of which 5,284,186 shares will be issued and outstanding.

                  (b) The authorized preferred stock of Immersion as of the Effective Time and immediately prior to the Closing will consist of (i) 618,500 shares of Series A Preferred Stock ("Series A Preferred"), of which 611,000 shares will be issued and outstanding; (ii) 116,334 shares of Series B Preferred ("Series B Preferred"), of which 98,334 shares will be issued and outstanding;
(iii) 1,071,428 shares of Series C Preferred Stock ("Series C Preferred"), of which 1,071,428 will be issued and outstanding and (iv) 1,721,068 shares of Series D Preferred Stock ("Series D Preferred"), 1,706,232 of which are issued and outstanding.

                  (c) All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

                  (d) Except as provided in the Immersion Disclosure Schedule, there are no outstanding rights, plans, options, warrants, conversion rights or agreements for the purchase or acquisition from Immersion of any shares of its capital stock, except that (i) 3,055,000 shares of Common Stock have been reserved for issuance upon conversion of the outstanding shares of Series A Preferred; (ii) 491,670 shares of Common Stock have been reserved for issuance upon conversion of the outstanding shares of Series B Preferred; (iii) 1,071,428 shares of Common Stock have been reserved for issuance upon conversion of the outstanding shares of Series C Preferred;
(iv) 1,721,068 shares of Common Stock (the "Conversion Shares") have been reserved upon conversion of the shares to be issued hereunder; (v) 2,963,141 shares of Common Stock have been reserved for issuance under Immersion's 1994 Stock Option Plan (the "1994 Plan") (inclusive of the 1,822,187 shares subject to outstanding options under the 1994 Plan and the 1,128,739 shares issued upon exercise of options granted under the 1994 Plan); (vi) 2,511,859 shares of Common Stock have been reserved for issuance under Immersion's 1997 Stock Option Plan (the "1997 Plan") (inclusive of the 1,335,815 shares subject to outstanding options under the 1997 Plan and the 239,562 shares issued upon exercise of options granted under the 1997 Plan); (vii) 525,000 shares of Common Stock have been reserved for issuance pursuant to Individual Stock Option Grants (inclusive of the 450,000 shares subject to outstanding options and the 75,000 shares issued upon exercise of individual stock options); (viii) common stock warrants to purchase 121,750 shares of Common Stock; (ix) 121,750 shares of Common Stock have been reserved for issuance upon exercise of the common stock warrants; (x) Series A Preferred Stock warrants to purchase 7,500 shares of Series A Preferred; (xi) 7,500 shares of Series A Preferred Stock have been reserved for issuance upon exercise of the Series A warrants and 37,500 shares of Common Stock have been reserved for issuance upon conversion of such shares of Series A Preferred Stock; (xii) Series B Preferred Stock warrants to purchase 18,000 shares of Series B Preferred; (xiii) 18,000 shares of Series B Preferred Stock have been reserved for issuance upon exercise of the Series B warrants and 90,000 shares of Common Stock have been reserved for issuance upon conversion of such shares of Series B Preferred Stock; (xiv) Series D Preferred Stock warrants to purchase 14,836 shares of Series D Preferred; and (xv) 14,836 shares of Series D Preferred Stock have been reserved for issuance upon exercise of the Series D warrant and 14,836 shares of Common Stock have been reserved for issuance upon conversion of such shares of Series D Preferred Stock.

      Section 4.3 Authority; No Conflict; Required Filings and Consents.

                  (a) Immersion and Sub have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Immersion or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Immersion and Sub, respectively. This Agreement and the other Transaction Documents to which Immersion and/or Sub are parties have been or will be duly executed and delivered by Immersion and/or Sub and constitute or will constitute the valid and binding obligations of Immersion and/or Sub, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                  (b) The execution and delivery by Immersion and Sub of this Agreement and the other Transaction Documents to which they are or will be parties does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Immersion or Sub,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Immersion or Sub is a party or by which either of them or any of their properties or assets may be bound, or
(iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Immersion or Sub or any of its or their properties or assets, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Immersion.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Immersion or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Certificates with the Department of Consumer & Industry Services of the State of Michigan in accordance with Michigan Law and the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Immersion and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

      Section 4.4 Financial Statements. Immersion has delivered to Cybernet its audited balance sheet as of December 31, 1997 and its audited income statement and cash flow statement for the twelve (12) month period ended December 31, 1997 (the above financial statements are hereinafter collectively referred to as the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the relevant period, except that the unaudited Financial Statements do not contain the footnotes required by GAAP. Immersion has delivered to Cybernet its unaudited statement of operations as of September 30, 1998 (the "September Statement"). The September Statement was prepared for internal use by Immersion and has not been prepared in accordance with GAAP. As a result, there may be material differences between the treatment of items on the September Statement and the audited financial statements as of December 31, 1998.

      Section 4.5 Litigation, etc. There are no actions, suits or proceedings pending which, either in any case or in the aggregate, could reasonably be expected to result in any material adverse change in the business, prospects, affairs or operations of Immersion or in any of its properties or assets, or in any material impairment of the right or ability of Immersion to carry on its business as now conducted, or in any material liability on the part of Immersion, and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith or therewith. Immersion is not a party or subject to any writ, order, decree or judgment and there is no action, suit or proceeding by Immersion currently pending.

      Section 4.6 Taxes. Immersion has filed all tax returns that are required to have been filed with appropriate federal, state, county and local governmental agencies or instrumentalities, except where the failure to do so would not have a material adverse effect on Immersion, taken as a whole. Immersion has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. There is no pending dispute with any taxing authority relating to any of such returns, and Immersion has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of Immersion.

      Section 4.7 Title to Properties and Assets; Liens, etc. Immersion owns its tangible property and assets, including the properties and assets reflected in the Financial Statements (as defined in Section Section 4.4), free and clear of all liens, mortgages, loans or encumbrances except liens for current taxes, and such liens resulting from taxes which have not yet become delinquent and liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of Immersion, and which have not arisen otherwise than in the ordinary course of business.

      Section 4.8 Patents and Trademarks.

                  (a) Ownership. To Immersion's knowledge, Immersion has full title and ownership of, or has license to, all patents, patent applications, trademarks, service marks, trade names, copyrights, maskworks and trade secrets incorporated into Immersion's products (all of the foregoing collectively hereinafter referred to as the "Proprietary Assets") necessary to enable it to carry on its business as now conducted.

                  (b) No Breach by Employee. Immersion is not aware that any employee or consultant of Immersion is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order or any administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for Immersion. The carrying on of Immersion's business by the employees and contractors of Immersion and the conduct of Immersion's business as presently conducted, will not, to Immersion's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or contractors or Immersion is now obligated. Immersion does not believe it is necessary or will be necessary to utilize any inventions of any employees of Immersion (or persons Immersion currently intends to hire) made prior to their employment by Immersion. To Immersion's knowledge, at no time during the conception of or reduction of any of Immersion's Proprietary Assets to practice was any developer, inventor or other contributor to such patents operating under any grants from any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that Immersion believes could adversely affect Immersion's rights in such Proprietary Assets.

      Section 4.9 Contracts.

                  (a) Except as set forth in the Immersion Disclosure Schedule, Immersion has not entered into any contract, agreement, license or commitment with any other party to sell or license the Intellectual Property or Related materials and Immersion has not previously sold, disposed of, transferred or licensed or otherwise encumbered the Intellectual Property or Related Materials.

                  (b) Sub is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by Sub under, or breach or violation by Sub of, any contract, commitment or restriction to which Immersion Sub is a party or by which Sub or any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on Sub. To Sub's knowledge, no other party is in default under or in breach or violation of, nor, to Immersion Sub's knowledge, is there any valid basis for any claim default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which Immersion Sub is a party or by which Immersion Sub or any of its properties or assets is bound or affected, where such defaults, breaches, or violation would, Individually or in the aggregate, have a material adverse effect on Sub.

      Section 4.10 Compliance with Law. To its knowledge, Immersion has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulations which would have a material adverse effect on its business or otherwise affecting the Intellectual Property and Related Materials.

      Section 4.11 Governmental Authorization. Immersion has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of Immersion (collectively, the "Immersion Authorizations"), and all of such Immersion Authorizations are in full force and effect, except where the failure to obtain the same would not be reasonably likely to have a Material Adverse Effect on Immersion.

      Section 4.12 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      Section 4.13 Cybernet Sub. Immersion has no plan or intention to liquidate Cybernet Sub.

      Section 4.14 Insurance. Immersion has obtained fire and casualty insurance policies, sufficient in amount (subject to reasonable deductibles) to allow Immersion to replace any of its properties that might be damaged or destroyed.

      Section 4.15 No Misrepresentation. No representation or warranty by Immersion or Sub in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Immersion or Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                        ADDITIONAL OBLIGATIONS OF PARTIES

      Section 5.1 Proprietary Information: Following the date hereof, Cybernet and Cybernet Sub shall hold in confidence and shall use its best efforts to have all of the officers, directors and personnel hold in confidence all knowledge and information of a confidential nature with respect to the Intellectual Property and Related Materials. Neither Cybernet nor Cybernet Sub shall disclose, publish or otherwise disseminate or make use of the same without the consent of Immersion, except to the extent that such information (a) shall become public knowledge other than by breach of this Section Section 5.1 by Cybernet or Cybernet Sub, (b) was developed by employees or agents of Cybernet after the date of this Agreement independently of and without reference to any such confidential information, or (c) is required to be disclosed by Cybernet or Cybernet Sub by law, regulation or court order.

      Section 5.2 Notice of Breach of Representation and Warranties and of Material Developments. Promptly upon Cybernet or Cybernet Sub becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Cybernet or Cybernet Sub prior to the date hereof, of any of the representations and warranties of Cybernet or Cybernet Sub contained in this Agreement, Cybernet and Cybernet Sub shall give Immersion written notice thereof in reasonable detail and shall use reasonable efforts to prevent or promptly remedy the same. No disclosure pursuant to this Section Section 5.2 ("Notice of Breach of Representation and Warranties and of Material Developments") shall be deemed to amend or supplement any of the representations and warranties of Cybernet or Cybernet Sub set forth herein.

      Section 5.3 Immersion Appointed Special Attorney-in-Fact for Cybernet. Effective as of the Effective Time and except as otherwise limited below, Cybernet hereby constitutes and appoints the Immersion, its successors and assigns, the true and lawful attorney of Cybernet , in the name of either Immersion or Cybernet (as Immersion shall determine in its sole discretion) but for the benefit and at the expense of Immersion (except as otherwise herein provided), exclusively for the purposes of (i) instituting and prosecuting all proceedings which Immersion may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to any of the Intellectual Property and Related Materials as provided for in this Agreement; (ii) defending or compromising any and all actions, suits or proceedings in respect of any of the Intellectual Property and Related Materials, and to do all such acts and things in relation thereto as Immersion shall deem advisable; and (iii) taking all action which Immersion may reasonably deem proper in order to provide for Immersion the benefits under any of the Intellectual Property and Related Materials where any required consent of another party to the sale or assignment thereof to Immersion pursuant to this Agreement shall not have been obtained. Cybernet acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Immersion shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The foregoing provisions of this Section Section 5.3 ("Immersion Appointed Special Attorney-in-Fact for Cybernet") shall be applicable only if Cybernet, upon first being notified in writing by Immersion of a circumstance set forth in
(i), (ii) or (iii) of this Section Section 5.3 ("Immersion Appointed Special Attorney-in-Fact for Cybernet") giving rise to a requirement by Cybernet to institute or prosecute a proceeding pursuant to (i), to defend or compromise an action, suit or proceeding pursuant to (ii) or to take action as provided in
(iii), fails to take appropriate action within thirty (30) days of such notification or within such shorter period as may be required to take action.

      Section 5.4 Consents. Cybernet, Cybernet Sub, Immersion and Sub shall obtain any and all consents necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby.

      Section 5.5 No Solicitation by Cybernet Sub.

                  (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, neither Cybernet nor Cybernet Sub shall, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Cybernet or Cybernet Sub, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Cybernet Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Cybernet Proposal, or (iii) agree to, approve or recommend any Cybernet Proposal.

                  (b) Cybernet Sub shall notify Immersion no later than twenty-four (24) hours after receipt by Cybernet or Cybernet Sub (or its advisors) of any Cybernet Proposal or any request for nonpublic information in connection with a Cybernet Proposal or for access to the properties, books or records of Cybernet or Cybernet Sub by any person or entity that informs Cybernet or Cybernet Sub that it is considering making, or has made, a Cybernet Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

      Section 5.6 Approval of Stockholders. Cybernet Sub shall promptly after the date hereof take all action necessary in accordance with the law of the State of Michigan and its Certificate of Incorporation to seek the approval of the Merger by the stockholders of Cybernet Sub as soon as possible.

      Section 5.7 Legal Conditions to Merger. Each of Immersion, Cybernet and Cybernet Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Immersion, Cybernet and Cybernet Sub will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Cybernet, Cybernet Sub, Immersion or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

      Section 5.8 Public Disclosure.

                  (a) Immersion, Cybernet and Cybernet Sub shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this agreement and the transactions contemplated hereby; provided however, that if Immersion, Cybernet and Cybernet Sub cannot come to agreement on the terms of a press release announcing the execution of this Agreement within three (3) months of this Agreement, then Immersion shall have the right to issue a press release indicating that Immersion has acquired the Intellectual Property and Related Materials from Cybernet.

                  (b) Except as otherwise provided in this Agreement or as may be required by law, neither Cybernet nor Cybernet Sub shall disclose any of the provisions of this Agreement without the prior written consent of Immersion; provided however, that (i) the parties shall be entitled to disclose provisions of press releases and other public announcements regarding the description of the transaction that have been previously approved by both parties, and (ii) Cybernet will be entitled to disclose the amount of its capital ownership in Immersion to potential investors, subject to nondisclosure agreements. Notwithstanding the foregoing, disclosures of the contents hereof made to accountants, legal advisors, consultants or other parties of Cybernet and Cybernet Sub who have a need to know for the purpose of providing the services to Cybernet and Cybernet Sub for which they are retained, and subject to restriction against further disclosure, are expressly permitted. Neither Cybernet nor Cybernet Sub shall disclose the existence of this Agreement nor identify Immersion with regard to the subject matter of this Agreement, including but not limited to any advertising, solicitation or promotional activity, without the prior written consent and approval of Immersion, which consent and approval shall be required for each such specific use.

      Section 5.9 Tax-Free Reorganization. Immersion, Cybernet and Cybernet Sub shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Immersion, Cybernet and Cybernet Sub have not taken any action or know of any fact, arrangement, or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      Section 5.10 Brokers or Finders. Other than the fee payable to Slusser Associates, Inc. ("Slusser") pursuant to that certain agreement dated October 7, 1998 by and between Cybernet and Slusser, each of Immersion and Cybernet represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of Immersion, Cybernet and Cybernet Sub agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

      Section 5.11 Expenses. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

      Section 5.12 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      Section 5.13 Business of Cybernet Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Cybernet Sub agrees (except to the extent that Immersion shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Cybernet Sub shall promptly notify Immersion of any event or occurrence not in the ordinary course of business of Cybernet Sub where such event or occurrence would result in a breach of any covenant of Cybernet Sub set forth in this Agreement or cause any representation or warranty of Cybernet Sub set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence.

      Section 5.14 Put Option. Except as provided in Section Section 5.14((e)) below and subject to the terms and conditions of this Section Section 5.14 and to the restrictions of applicable law, at any time during the ninety (90) day period commencing on the date five (5) years after the Effective Time (the "Put Period"), Cybernet shall have the right to sell to Immersion one million shares (1,000,000) of Merger Stock acquired pursuant to this Merger (the "Put Option"), as adjusted to reflect any stock split, stock dividend, stock distribution, consolidation or similar event.

                  (a) Exercise of Put Option. Cybernet may exercise the Put Option by written notice to Immersion during the Put Period, accompanied by the certificate or certificates evidencing the shares of Merger Stock being sold by Cybernet and a duly executed stock power or powers prepared for transfer of the shares to Immersion. The written notice must be signed by Cybernet and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as Immersion may permit, to the Chief Financial Officer of Immersion, or other authorized representative of Immersion. The Put Option shall be considered to be exercised upon receipt by Immersion of such written notice, stock certificate(s) and stock power(s).

                  (b) Payment for Shares. In full consideration for the payment of the Merger Stock being purchased upon exercise of the Put Option, Immersion shall assign to Cybernet all right, title and interest, worldwide, in and to the Patents, on an "as is" basis, subject to the reservation of a non-exclusive license paid up, perpetual worldwide license in and to any continuations with respect to the Patents. The foregoing assignment and non-exclusive license shall be implemented through a single agreement.

                  (c) Payment of the consideration shall be made by Immersion within thirty (30) days of exercise of the Put Option by delivery of the Assignment and License Agreement so as to vest in Cybernet title to the Patents on an "as is" basis.

                  (d) Assignment. Cybernet may not assign the Put Option without the prior written consent of Immersion.

                  (e) Early Termination of Put Option. The Put Option shall terminate early and be of no further force and effect upon the first to occur of
(a) the existence of a public market, as defined below, for the class of shares acquired hereunder, (b) except with respect to 500,000 shares of Merger Stock, the sale, exchange, transfer, pledge or other disposition by Cybernet of any of the shares acquired by Cybernet hereunder or (c) a Corporate Sale (as defined below). A "public market" shall be deemed to exist if (i) such stock is listed on a national securities exchange (as that term is used in the Exchange Act) or
(ii) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal. A "Corporate Sale" means the occurrence of one of the following events: (i) a consolidation or merger of Immersion with or into any other corporation or corporations (other than a wholly-owned subsidiary) in which the shareholders of Immersion immediately prior to such transaction hold fifty percent (50%) or less of the total voting power for the election of directors of the acquiring or surviving entity immediately following the transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the assets of Immersion or
(iii) the consummation of any transaction or series of related transactions which results in Immersion's shareholders immediately prior to such transaction holding fifty percent (50%) or less of the voting power of the acquiring or surviving entity immediately following the transaction.

      Section 5.15 Maintenance of Patents. Immersion covenants that for a period of five (5) years, it shall pay all maintenance fees required by the U.S. Patent and Trademark Office.

                                   ARTICLE VI

                              CONDITIONS TO MERGER

      Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Approval of Merger and Merger Certificates. This Agreement and the Merger Certificate shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Cybernet Sub Common Stock. The Merger Certificates (including all required officers' certificates) shall have been filed with, and accepted by, the Department of Consumer & Industry Services of the State of Michigan in accordance with Michigan Law and the Secretary of State of the State of Delaware in accordance with the DGCL.

                  (b) Authorizations and Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Immersion or Cybernet Sub shall have been filed, occurred or been obtained.

                  (c) No Restraining Order or Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Immersion's conduct or operation of the business of Immersion or Cybernet Sub after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

      Section 6.2 Additional Conditions to Obligations of Immersion and Sub. The obligations of Immersion and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Immersion and Sub:

                  (a) Representations and Warranties. All representations and warranties made herein by Cybernet and Cybernet Sub shall be true and correct in all material respects when made and on and as of the Closing with the same force and effect as if such representations and warranties had been made at the Closing.

                  (b) Compliance with Agreement. Cybernet and Cybernet Sub shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions contained herein and required to be performed, satisfied and complied with by Cybernet Sub on or before the Effective Time.

                  (c) Consents and Approvals from Cybernet and Cybernet Sub. Cybernet and Cybernet Sub shall have received any and all approvals of governmental authorities, permits and consents of any person necessary in the consummation of the transactions contemplated herein.

                  (d) Transaction Documents. Cybernet and Cybernet Sub shall have executed all applicable Transaction Documents.

                  (e) Officer's Certificate. Immersion shall have received at Closing a certificate executed by the Chief Executive Officer or President of Cybernet and Cybernet Sub certifying that the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

                  (f) Good Standing. Immersion shall have received from each of Cybernet and Cybernet Sub a certificate of legal existence and good standing and a certificate of incorporation certified by the Secretary of State of its jurisdiction or incorporation.

                  (g) State Blue Sky. Immersion shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Merger Stock pursuant to the Merger.

                  (h) Stockholder Approval. The Merger shall have been approved by the affirmative vote of the holders of not less than 100% of the outstanding shares of Cybernet Sub Common Stock.

      Section 6.3 Additional Conditions to Obligations of Cybernet Sub. The obligation of Cybernet Sub to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Cybernet Sub:

                  (a) Representations and Warranties. All representations and warranties made herein by Immersion shall be true and correct in all material respects when made and on and as of the Closing with the same force and effect as if such representations and warranties had been made at the Closing.

                  (b) Compliance with Agreement. Immersion shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions contained herein and required to be performed, satisfied and complied with by Immersion on or before the Effective Time.

                  (c) Consents and Approvals. Immersion shall have received any and all approvals of governmental authorities, permits and consents of any person necessary in the consummation of the transactions contemplated herein shall have been obtained.

                  (d) Transaction Documents. Immersion shall have executed all the applicable Transaction Documents.

                  (e) Registration and Board Attendance Rights Agreement. Immersion shall have executed the Registration and Board Attendance Rights Agreement in the form attached hereto as Exhibit F.

                  (f) Officer's Certificate. Cybernet shall have received at Closing a certificate executed by the Chief Executive Officer or President of Immersion certifying that the conditions specified in Sections 6.3(a), 6.3(b), 6.3(c) and 6.3(e) have been satisfied.

                  (g) Good Standing. Cybernet shall have received a certificate of legal existence and good standing of Immersion and the Articles of Incorporation certified by the California Secretary of State.

                  (h) Approval. Cybernet Sub shall have received from Immersion and Sub written evidence that the execution, delivery and performance of Immersion's and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors of Immersion and Sub.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

      Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections Section 7.1(a) through Section 7.1((d)), by written notice by the terminating party to the other party):

                  (a) by the mutual written consent of Immersion and Cybernet
Sub;

                  (b) by either Immersion or Cybernet Sub if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section
Section 5.12 of this Agreement;

                  (c) by Immersion, if the Board of Directors of Cybernet Sub shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Immersion or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing; or

                  (d) by Immersion or Cybernet Sub, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.2((a)) or 6.2(b) (in the case of termination by Immersion) or 6.3(a) or 6.3(b) (in the case of termination by Cybernet

Sub) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

      Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section Section 7.1, there shall be no liability or obligation on the part of Immersion, Cybernet, Cybernet Sub, Sub or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of 5.2, 5.13 and 5.14 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Cybernet Sub, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders or stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      Section 8.1 Survival of Representations and Warranties. If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Effective Time and shall continue in full force and effect until one (1) year following the Effective Time, except for the representations and warranties of Cybernet and Cybernet Sub set forth in Section 3.6, which shall continue in full force and effect until five (5) years following the Effective Time.

      Section 8.2 Indemnification by Cybernet. Subject to the terms and conditions contained herein, Cybernet shall indemnify, defend and hold harmless Immersion, its officers, directors, employees and attorneys, all subsidiaries and affiliates of Immersion, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Immersion Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) (collectively, the "Losses") which any member of the Immersion Group may sustain or incur which are caused by or arise out of (i) any misrepresentation or breach of warranty on the part of Cybernet or Cybernet Sub under this Agreement or of any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Immersion hereunder; (ii) nonfulfillment of any agreement, covenant or undertaking on the part of Cybernet or Cybernet Sub under this Agreement; or (iii) a claim based on an assertion of ownership in any of the assets or equity of Cybernet Sub which, if true, would demonstrate a misrepresentation or breach of warranty on the part of Cybernet or Cybernet Sub under this Agreement or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Immersion hereunder; provided, however, that Cybernet will not be obligated to indemnify Immersion pursuant to this clause (iii) of Section 8.2 if (aa) the obligation for indemnification under this clause (iii) arises solely by virtue of the facts that a third party has asserted a counterclaim in response to a lawsuit initiated by Immersion alleging infringement by such third party of any of the Intellectual Property and Related Materials and (bb) the Third Party Claim (as defined below) asserted in such counterclaim is not true; and provided further that, to the extent that any member of the Immersion Group is entitled to indemnification exclusively pursuant to this Section 8.2(iii), then, without derogation of any of the rights of any member of the Immersion Group under
Section 8.2(i) or Section 8.2(ii), the members of the Immersion Group shall not be entitled to indemnification for attorney fees incurred by the Immersion Group pursuant to this Section 8.2(iii) in the defense of a Third Party Claim.

      Section 8.3 Procedures for Indemnification.

                  (a) As used in this Article VIII, the term "Indemnitee" means the member or members of the Immersion Group seeking indemnification hereunder.

                  (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to Cybernet specifying the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount or an estimate of the amount of the asserted Losses and, in the case of a Third Party Claim (as defined in Section Section 8.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

                  (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section Section 8.4 shall be observed by Indemnitee and Cybernet.

      Section 8.4 Defense of Third Party Claims. Should any claim be made, or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article VIII (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

                  (a) Indemnitee shall give Cybernet written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and Cybernet may undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee; provided however, that any delay in giving such a notice shall not affect the rights of the

Indemnitee under this Article VIII, unless and only to the extent that Cybernet demonstrates that such delay materially prejudices the rights of Cybernet with respect to the Third Party Claim. Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by Cybernet shall be an acknowledgment by Cybernet that such Third Party Claim is subject to indemnification under the provisions of this
Article VIII. If, however, Cybernet fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to Cybernet by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section Section 8.5, settlement of such Third Party Claim with counsel of its own choosing reasonably acceptable to Cybernet. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section Section 8.3((b)), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Cybernet of a Third Party Claim shall not release Cybernet from its obligations hereunder, except to the extent they are prejudiced by such failure.

                  (b) Indemnitee and Cybernet shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim. In the event that Indemnitee defends a Third Party Claim, the fact that Indemnitee prevails in any litigation with respect to such Third Party Claim shall not be viewed as evidence that Indemnitee is not entitled indemnification under this Article VIII.

      Section 8.5 Settlement of Third Party Claims. Unless Cybernet has failed to fulfill its obligations under this Article VIII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Cybernet, which consent shall not be unreasonably withheld or delayed. If Cybernet has assumed the defense of a Third Party Claim as contemplated by
Section 8.4, no settlement of such Third Party Claim may be made by Cybernet without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed, unless such settlement includes a complete release of all claims against Indemnitee.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            if to Immersion to:        Immersion Corporation
                                       2158 Paragon Drive
                                       San Jose, CA 95131
                                       Attn:  Louis B. Rosenberg

            with a copy to:            Gray Cary Ware & Freidenrich LLP
                                       400 Hamilton Ave.
                                       Palo Alto, CA  94301
                                       Attn:  Bruce Schaeffer
                                              Stacy Snowman

            if to Cybernet or
              Cybernet Sub:            Cybernet Systems Corporation
                                       727 Airport Boulevard
                                       Ann Arbor, Michigan 48108-1639
                                       Attn: Chuck Jacobus

            with a copy to:            Russell & Stoychoff
                                       2855 Coolidge, Suite 218
                                       Troy, Michigan 48084-3216
                                       Attn: Lyle Russell

      Section 9.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first sentence of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 9.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      Section 9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

      Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

      Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      IN WITNESS WHEREOF, Immersion, Sub, Cybernet and Cybernet Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, and the Stockholder Representative has signed this Agreement, as of the date first written above.

"IMMERSION"                               "CYBERNET"

IMMERSION CORPORATION                     CYBERNET SYSTEMS CORPORATION

By:       /s/ Louis Rosenberg             By:      /s/ Charles Jacobus
          ----------------------------             -----------------------------
Printed:  Louis Rosenberg                 Printed: Charles Jacobus
          ----------------------------             -----------------------------
Title:    President                       Title:   President
          ----------------------------             -----------------------------

"SUB"                                     "CYBERNET SUB"

IMMERSION ACQUISITION                     CYBERNET HAPTIC SYSTEMS CORPORATION

CORPORATION

By:       /s/ Louis Rosenberg            By:       /s/ Charles Jacobus
          ----------------------------             -----------------------------
Printed:  Louis Rosenberg                Printed:  Charles Jacobus
          ----------------------------             -----------------------------
Title:    President                      Title:    President
          ----------------------------             -----------------------------

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]